THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER.

I-WEB MEDIA, INC.
CONVERTIBLE PROMISSORY NOTE

Principal Amount: $2,000,000	December 10, 2010

FOR VALUE RECEIVED, I-Web Media, Inc., a Delaware corporation, its assigns and successors (the “Company”), hereby promises to pay to the order of New Horizon, Inc., a Texas corporation, (the “Holder”), in immediately available funds, the total principal sum of Two Million Dollars ($2,000,000).  The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Central Standard Time, on June 30, 2012 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 7 hereof).  Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 8 hereof.  Interest shall accrue at the rate of ten percent (10%) per annum on this Note from the date hereof and shall be paid monthly to the Holder beginning on January 1, 2011.

1.           HISTORY OF THE LOAN.  This Note is being delivered to Holder as consideration under that certain Asset Purchase Agreement by and between the Company and Holder, dated of even date hereof (the “Asset Purchase Agreement”).

2.           PAYMENT SCHEDULE.  The principal amounts due under this Note shall be payable in six equal quarterly installments (each a “Quarterly Amount) with the first payment due on March 31, 2011, and the subsequent payment dates on June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, and June 30, 2012 (each a “Repayment Date”).  Amounts received by the Holder for a Repayment Date shall be applied first against any outstanding fees and damages, then accrued interest on the Principal Amount and then to Quarterly Amounts commencing with the Quarterly Amount first payable and then Quarterly Amounts thereafter in chronological order.  At the Company’s sole discretion, the Company may elect to make any payments due and owing under this Note with shares of its common stock, restricted in accordance with Rule 144, at the value of one dollar ($1.00) per share.

3.           PREPAYMENT.  The Company may at any time, upon 30 days written notice to Holder, prepay all or any part of the principal balance of this Note, at a prepayment price equal to One Hundred Percent (100%) of the then-outstanding principal and interest, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.  The 30 days written notice, and the end of the 30 day period, shall be referred to herein as a “Prepayment Notice” and a “Prepayment Date,” respectively.  In the event that the Company sends a Prepayment Notice to Holder, Holder may elect prior to the Prepayment Date to convert into common stock of the Company pursuant to Section 3 hereof, all or part of the amount of principal to be repaid by the proposed prepayment instead of receiving such prepayment

4.           CONVERSION.

4.1           Conversion Rights; Conversion Date; Conversion Price.  The Holder shall have the right, at his option, at any time from and after the date hereof, to convert the principal amount of this Note and interest, or any portion of such principal and/or interest amount, into that number of fully paid and nonassessable shares of the Company’s common stock (the “Common Stock”) (as such shares shall then be constituted) determined pursuant to this Section 4.1.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price, which shall be One Dollar and Fifty Cents ($1.50) (the “Conversion Price”).  Each election will be noticed by a Notice of Conversion, substantially in the form attached hereto as Exhibit A, delivered to the Company by Holder by facsimile, or other reasonable means of communication, dispatched prior to 5:00 p.m., Central Standard Time and in accordance with the terms of Section 8.  The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion, plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date.

4.2           Method of Conversion.

(a)           Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted.  Rather, records showing the principal amount converted (or otherwise repaid) and the date of such conversion or repayment shall be maintained on a ledger substantially in the form of Annex I attached hereto (a copy of which shall be delivered to the Company with each Notice of Conversion).  It is specifically contemplated that the Company shall act as the calculation agent for conversions and repayments.  In the event of any dispute or discrepancies, such records maintained by the Company shall be controlling and determinative in the absence of manifest error.  The Holder, by acceptance of this Note, acknowledges and agrees that, by reason of the provisions of this paragraph, following a conversion of a portion of this Note, the principal amount represented by this Note will be the amount indicated on Annex I attached hereto (which may be less than the amount stated on the face hereof).

(b)           Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion and the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under Section 7, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for shares of Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action by the Holder to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion.  The date of receipt (including receipt via facsimile) of such Notice of Conversion shall be the Conversion Date so long as it is received before 5:00 p.m., Pacific Standard Time, on such date.

5.           TRANSFERABILITY.  This Note shall not be transferred, pledged, hypothecated, or assigned by either party without the express written consent of the other Party. In the event any third party acquires a controlling interest in the Company or acquires substantially all of the assets of the Company (a “Reorganization Event”), this Note will survive and become an obligation of the party that acquires such controlling interest or assets.  In the event of a Reorganization Event the Company agrees to make the party that acquires such controlling interest or assets aware of the terms of this Section and this Note.

6.           RESERVATION OF SECURITIES.  The Company shall at all times reserve and keep available out of its authorized shares of common stock, solely for the purpose of issuance upon the conversion of this Note, such number of shares of common stock as would be necessary to convert the entire amount due and owing under the terms of this Note if Holder elected to convert said amount under Section 4 hereof.

7.           DEFAULT.  The occurrence of any one of the following events shall constitute an Event of Default:

(a)           The non-payment, when due, of any principal or interest pursuant to this Note;

(b)           The material breach of any representation or warranty in this Note.  In the event the Holder becomes aware of a breach of this Section 7(b), the Holder shall notify the Company in writing of such breach and the Company shall have five business days after notice to cure such breach;

(c)           The breach of any covenant or undertaking, not otherwise provided for in this Section 7;

(d)           The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e)           The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

8.           NOTICES.  All notices required or permitted hereunder shall be given as set forth in the Asset Purchase Agreement.

9.           GOVERNING LAW; VENUE.  This Note is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas.  Any cause of action brought to enforce any provision of this Note shall be brought in the appropriate court in Fort Bend County, Texas.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect.  This Note shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

10.           CONFORMITY WITH LAW.  It is the intention of the Company and Holder to conform strictly to applicable usury and similar laws.  Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

11.           MODIFICATION; WAIVER.  No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and Holder.  If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note or the validity or enforceability of this Note in any other jurisdiction.  This Note supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it as of December 10, 2010.

“Company”		“Holder”

I-Web Media, Inc.,		New Horizon, Inc.
a Delaware corporation		a Texas corporation

	/s/ James F. Groelinger		/s/ M. Scott Stevens
By:	James F. Groelinger	By:	M. Scott Stevens
Its:	Chief Executive Officer	Its:	President

ANNEX I

CONVERSION AND REPAYMENT LEDGER

Date	Principal Balance	Interest Converted or Paid	Principal Converted or Paid	New Principal Balance	Company Initials	Holder Initials

I

Exhibit A

Notice of Conversion

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $______________ of that certain I-Web Media, Inc. Convertible Promissory Note dated December ___, 2010 into shares of common stock of the Company according to the conditions set forth in such Note, as of the date written below.

If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion:

Applicable Conversion Price:

Signature:
[Print Name of Holder and Title of Signer]

Address:

SSN or EIN:

Shares are to be registered in the following name:

Name:
Address:
Tel:
Fax:
SSN or EIN:

Shares are to be sent or delivered to the following account:

Account Name:
Address:
Tel:
Fax:
SSN or EIN:

A